Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:       William Restrepo

                   713-881-8900

SEITEL ANNOUNCES FOURTH QUARTER 2008 RESULTS

Cash Resales of $28.9 million and Cash EBITDA of $25.6 million

HOUSTON, March 11, 2009 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the fourth quarter ended December 31, 2008.  Revenue for the fourth quarter of $34.2 million decreased by $19.6 million or 36% as compared to the fourth quarter of 2007, primarily driven by a $20.1 million reduction in total resales from our library, that reflected a $14.2 million decrease in cash resales and $4.1 million lower non-monetary exchanges.  Acquisition revenue at $13.4 million was 5% higher than in 2007.

Revenue for the year was $172.4 million as compared to $148.8 million in 2007, representing 16% growth. Acquisition revenue of $56.0 million was $13.3 million or 31% higher than the prior year reflecting strong shooting campaigns in the Texas Gulf Coast and in the Montney play in British Columbia.  Total library resales of $109.9 million grew by $9.1 million or 9% as compared to 2007.  Solutions revenue of $6.5 million was $1.2 million or 22% higher than in 2007.

Cash resales for the quarter were $28.9 million, compared to $43.1 million for the fourth quarter of last year.  The 33% reduction in cash resales reflected drops in both the US and Canada driven by the falling rig count in North America as well as anticipation of further reductions in drilling activity. For the full year, cash resales of $118.7 million were $3.1 million or 2.5% lower than in the prior year, as the current industry downturn arrived during what is usually our most active licensing period of the year.

For the fourth quarter of 2008, the net loss of $18.0 million deteriorated as compared to last year's loss of $14.8 million. The 2007 and 2008 fourth quarter periods included approximately $28.7 million and $18.9 million, respectively, in costs related to purchase accounting adjustments to the value of assets and liabilities, mainly the step-up in value of the data library.  The year-on-year $3.2 million increase in the net loss reflected the $19.6 million decrease in revenue, compensated by a $14.0 million reduction in data amortization expense.  Selling, general and administrative expenses fell by $3.4 million, primarily a $2.4 million reduction in cash compensation expense and a $0.9 million reduction in non-cash compensation expense. In addition, continued Canadian dollar weakness resulted in currency losses for the quarter as compared to currency gains in 2007, for a net unfavorable impact of $2.8 million.

For the full year 2008, the net loss of $74.1 million was 21% lower than the $93.5 million net loss for the equivalent period of 2007.  The incremental operating income from higher revenue and reduced merger expenses was offset by 2008 currency losses which were $7.1 million higher than the prior year. Last year included $20.1 million in merger expenses as compared to $0.4 million in 2008, and currency gains of $3.1 million as compared to $4.1 million in losses during 2008.

Cash EBITDA, defined as cash resales and solutions revenue less cash operating expenses, was $25.6 million for the fourth quarter of 2008, as compared to $37.7 million in the same quarter of 2007. This $12.1 million or 32% reduction was driven by a $14.4 million reduction in cash revenue partially offset by a $2.2 million improvement in cash operating expenses. The lower cash operating expenses were primarily due to lower performance incentive accruals and reduced sales commissions.

For the full year, cash EBITDA was $95.2 million as compared to $100.2 million in 2007.  Cash revenue decreased by $2.0 million or 1.6%, with higher Solutions revenue partially offsetting the lower cash resales, while cash operating expenses of $30.0 million increased by $3.0 million. The significant year-on-year growth in total revenue drove increases in compensation from higher sales commissions, as well as additional resources to support one of our highest shooting campaigns on record.  In addition, 2007 cash operating expenses included $0.9 million in one-time recoveries from legal disputes.

"The current industry downturn arrived during our most productive quarter of the year.  Instead of spending their remaining budgets on library data, our customers froze spending and as a result, the number of new licensing contracts dropped," stated Rob Monson, president and chief executive officer. "Our clients have responded to low hydrocarbon prices, lower demand for energy, and tight capital markets by hoarding their liquidity, cutting E&P expenditures, delaying purchases and buying only what's strictly necessary.

"2009 will be a difficult year for the economy and our industry," commented Monson.  "In anticipation of the current environment, starting in the fourth quarter of last year, Seitel implemented capital expenditure reductions for 2009, limiting our expenditures to those creation projects already signed during the first 10 months of 2008.  We estimate that our net cash capital expenditures for this year will be $22 million, a 50% reduction as compared to 2008.  We have also put in place operating expense cuts of approximately 20%, including headcount reductions already implemented in January of this year."

Operating loss in the fourth quarter of 2008 was $8.0 million as compared to $6.5 million in 2007, as a result of the lower revenue, not fully offset by the reductions in data amortization and SG&A.  For the full year, operating loss fell to $33.6 million from $66.1 million in 2007 on significantly higher revenue.  Last year included $20.1 million in merger expenses.

Depreciation and amortization expense for the fourth quarter of 2008 was $35.9 million compared to $50.1 million for the same period in 2007. For the fourth quarter of 2008, 32% of total resales were for fully amortized data, as compared to 14% for the third quarter.  In the 2007 fourth quarter, 12% of resales attracted no amortization.  For the full year, depreciation and amortization was $168.6 million as compared to $157.6 million during 2007.  In 2008, 19% of total resales were for fully amortized data, compared to 15% in 2007.

Selling, general and administrative expenses were $6.2 million for the fourth quarter of 2008 as compared to $9.6 million, excluding merger expenses, in the fourth quarter of last year.  The reduction was primarily due to a $2.2 million decrease in performance based cash compensation and a $0.9 million reduction in the amortization of option expenses related to employee incentives.  For the full year 2008, SG&A was $36.3 million as compared to $36.9 million in 2007.

Net interest expense was $10.0 million for the fourth quarter, flat with the third quarter of this year, but higher than the $9.8 million for the fourth quarter of 2007.  Interest income on investments fell in line with the lower yields on our cash investments.  For the full year, net interest expense was $40.0 million as compared to $41.1 million in 2007. Last year included $4.0 million in costs related to the bridge financing of the merger transaction and higher interest income from better returns on our cash investments.

Cash balances at the end of the fourth quarter were $42.6 million.  Cash generation during the fourth quarter was $5.7 million, as cash EBITDA of $25.6 million was offset by net cash capital expenditures for the quarter of $12.5 million.  Working capital consumed an additional $5.9 million.  For the full year, cash decreased by $0.8 million, as cash EBITDA of $95.2 million was offset by net cash capex of $44.6 million and net interest payments of $38.5 million.  Working capital consumption for 2008 was $11.6 million.

Gross capital expenditures in the fourth quarter of 2008 were $27.1 million, as compared to $33.8 million for the prior year.  Cash purchases fell by $9.0 million, while acquisition and trades capital expenditures increased by $1.2 million and $1.1 million, respectively.  Net cash capex for the quarter was $12.5 million as compared to $16.8 million in the prior year.

For the full year, gross capital expenditures increased to $109.7 million in 2008 from $85.1 million the prior year.  Acquisition capital expenditures grew by $19.9 million or 32% with both Canada and the US contributing.  Data purchases fell by $12.2 million, while trades were $16.5 million higher than in 2007.  Net cash capex for the year was $44.6 million as compared to $36.7 million in 2007.  Our 2008 seismic investment yielded onshore 3D library growth of 10% or 2,700 square miles.

Net cash capital expenditures for the year 2009 are forecast at $22 million.  The vast majority of our seismic data investment will come from the creation of new data with focus on the Haynesville shale in Northeastern Texas and the Horn River Basin in British Columbia.  We are also shooting one survey in the Gulf Coast of Texas.  The 2009 seismic investment represents an increase in the size of our onshore 3D library of approximately 5% or 1,500 square miles.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss fourth quarter and year end results for 2008 on Thursday, March 12, 2009 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).  The dial-in number for the call is 888-396-2356, passcode Seitel.  A replay of the call will be available until March 19, 2009 by dialing 888-286-8010, passcode 29893488, and will be available following the conference call at the Investor Relations section of the company's website at http://www.seitel-inc.com.

ABOUT SEITEL

Seitel is a leading provider of seismic data to the oil and gas industry in North America. Seitel's data products and services are critical for oil and gas exploration and the development and management of hydrocarbon reserves by E&P companies. Seitel owns an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore 3D and 2D data. Seitel has ownership in over 41,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The Press Release contains "forward-looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "projects," or "anticipates" or similar expressions that concern the strategy, plans or intentions of the Company.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge..  Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measurers as defined under the SEC rules.  Non-GAAP financial measurers include cash resales, for which the most comparable GAAP measure is total revenue, cash EBITDA or cash margin, for which the most comparable GAAP measure is operating income, net cash capital expenditures, for which the most comparable GAAP measure is gross capital expenditures and cash operating expenses for which the most comparable GAAP measure is total operating expenses.

(Tables to follow)

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2008	2007
ASSETS

Cash and equivalents	$42,565	$43,333
Restricted cash	113	110
Receivables:
Trade, net	60,779	51,915
Notes and other, net	152	2,190
Net seismic data library	279,257	349,039
Net property and equipment	8,344	10,996
Investment in marketable securities	1,317	4,224
Prepaid expenses, deferred charges and other	20,033	22,263
Intangible assets, net	41,859	51,785
Goodwill	189,187	207,246
Deferred income taxes	219	-

TOTAL ASSETS	$643,825	$743,101

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable	$18,666	$17,387
Accrued liabilities	24,863	26,618
Employee compensation payable	2,761	5,320
Income taxes payable	255	948
Debt:
Senior Notes	402,247	402,333
Notes payable	256	300
Obligations under capital leases	2,996	3,848
Deferred revenue	67,727	48,151
Deferred income taxes	8,269	17,238
TOTAL LIABILITIES	528,040	522,143

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY

Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding at December 31, 2008 and 2007	-	-
Additional paid-in capital	271,297	264,805
Retained deficit	(151,187)	(77,113)
Accumulated other comprehensive income (loss)	(4,325)	33,266
TOTAL STOCKHOLDER'S EQUITY	115,785	220,958

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$643,825	$743,101

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Quarter Ended December 31,
	2008	2007

REVENUE	$34,211	$53,777

EXPENSES:
Depreciation and amortization	35,923	50,064
Cost of sales	111	105
Selling, general and administrative	6,218	9,568
Merger	-	570
	42,252	60,307

LOSS FROM OPERATIONS	(8,041)	(6,530)

Interest expense, net	(9,976)	(9,826)
Foreign currency exchange gains (losses)	(2,617)	156
Other income	1	-

Loss before income taxes	(20,663)	(16,200)
Benefit for income taxes	(2,586)	(1,389)
NET LOSS	$(18,047)	$(14,811)

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	SUCCESSOR		SUCCESSOR	PREDECESSOR
	PERIOD	COMBINED(1)	PERIOD	PERIOD
	Year Ended	Year Ended	Feb. 14, 2007 -	Jan. 1, 2007 -
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2007	Feb. 13, 2007

REVENUE	$172,403	$148,812	$129,802	$19,010

EXPENSES:
Depreciation and amortization	168,629	157,557	146,072	11,485
Impairment of intangible asset	225	-	-	-
Cost of sales	462	226	218	8
Selling, general and administrative	36,316	36,970	33,393	3,577
Merger	357	20,114	2,657	17,457
	205,989	214,867	182,340	32,527

LOSS FROM OPERATIONS	(33,586)	(66,055)	(52,538)	(13,517)

Interest expense, net	(40,017)	(41,128)	(38,844)	(2,284)
Foreign currency exchange
gains (losses)	(4,059)	3,071	3,173	(102)
Other income	40	51	39	12
Loss before income taxes	(77,622)	(104,061)	(88,170)	(15,891)
Provision (benefit) for income taxes	(3,548)	(10,605)	(11,057)	452
NET LOSS	$(74,074)	$(93,456)	$(77,113)	$(16,343)

(1)

Our combined results for the year ended December 31, 2007 represent the addition of the Predecessor Period from January 1, 2007 through February 13, 2007 and the Successor Period from February 14, 2007 to December 31, 2007.  This combination does not comply with GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

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The following tables summarize the components of Seitel's revenue for the quarters and years ended December 31, 2008 and 2007 (in thousands):

	Quarter Ended December 31,
	2008	2007

Acquisition revenue:
Cash underwriting	$8,639	$12,181
Underwriting from non-
monetary exchanges	4,804	673
Total acquisition revenue	13,443	12,854

Licensing revenue:
New resales for cash	28,918	43,138
Non-monetary exchanges	966	5,108
Revenue deferred	(17,806)	(26,948)
Recognition of revenue
previously deferred	7,283	18,116
Total resale revenue	19,361	39,414

Total seismic revenue	32,804	52,268

Solutions and other	1,407	1,509
Total revenue	$34,211	$53,777

	SUCCESSOR		SUCCESSOR	PREDECESSOR
	PERIOD	COMBINED(1)	PERIOD	PERIOD
	Year Ended	Year Ended	Feb. 14, 2007 -	Jan. 1, 2007 -
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2007	Feb. 13, 2007

Acquisition revenue:
Cash underwriting	$41,511	$41,302	$35,215	$6,087
Underwriting from non-
monetary exchanges	14,479	1,357	1,346	11
Total acquisition revenue	55,990	42,659	36,561	6,098

Licensing revenue:
New resales for cash	118,720	121,806	115,821	5,985
Non-monetary exchanges	7,625	7,974	7,981	(7)
Revenue deferred	(59,481)	(66,886)	(64,250)	(2,636)
Recognition of revenue
previously deferred	43,006	37,902	28,956	8,946
Total licensing revenue	109,870	100,796	88,508	12,288

Total seismic revenue	165,860	143,455	125,069	18,386

Solutions and other	6,543	5,357	4,733	624
Total revenue	$172,403	$148,812	$129,802	$19,010

(1)

Our combined results for the year ended December 31, 2007 represent the addition of the Predecessor Period from January 1, 2007 through February 13, 2007 and the Successor Period from February 14, 2007 to December 31, 2007.  This combination does not comply with GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

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Cash EBITDA

Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cash selling, general and administrative expenses (excluding merger expenses and merger and acquisition transaction costs) and cost of goods sold.  We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers).  The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating income (loss) (in thousands):

					SUCCESSOR	PREDECESSOR
	SUCCESSOR PERIOD			COMBINED(1)	PERIOD	PERIOD
	Quarter Ended Dec. 31,		Year Ended	Year Ended	Feb. 14, 2007 -	Jan. 1, 2007 -
	2008	2007	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2007	Feb. 13, 2007

Cash EBITDA	$25,574	$37,705	$95,206	$100,171	$96,741	$3,430
Add (subtract) other revenue
components not
included in cash EBITDA:
Acquisition revenue	13,443	12,854	55,990	42,659	36,561	6,098
Non-monetary
exchanges	966	5,108	7,625	7,974	7,981	(7)
Licensing revenue
deferred	(17,806)	(26,948)	(59,481)	(66,886)	(64,250)	(2,636)
Recognition of licensing
revenue previously
deferred	7,283	18,116	43,006	37,902	28,956	8,946
Solutions revenue
deferred	-	(50)	-	(50)	(50)	-
Recognition of Solutions
revenue previously
deferred	-	6	44	12	6	6
Less:
Depreciation and
amortization	(35,923)	(50,064)	(168,629)	(157,557)	(146,072)	(11,485)
Impairment of
intangible asset	-	-	(225)	-	-	-
Merger expenses	-	(570)	(357)	(20,114)	(2,657)	(17,457)
Merger and acquisition
transaction costs	(1)	(197)	(6)	(1,145)	(1,145)	-
Non-cash operating
expenses	(1,577)	(2,490)	(6,759)	(9,021)	(8,609)	(412)
Operating loss, as reported	$(8,041)	$(6,530)	$(33,586)	$(66,055)	$(52,538)	$(13,517)

(1)

Our combined results for the year ended December 31, 2007 represent the addition of the Predecessor Period from January 1, 2007 through February 13, 2007 and the Successor Period from February 14, 2007 to December 31, 2007.  This combination does not comply with GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

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The following table summarizes the cash and non-cash components of our total operating expenses (cost of sales and selling, general and administrative ("SG&A") expenses) for the periods indicated (in thousands):

					SUCCESSOR	PREDECESSOR
	SUCCESSOR PERIOD			COMBINED(1)	PERIOD	PERIOD
	Quarter Ended Dec. 31,		Year Ended	Year Ended	Feb. 14, 2007 -	Jan. 1, 2007 -
	2008	2007	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2007	Feb. 13, 2007

Cost of Sales	$111	$105	$462	$226	$218	$8
Cash SG&A expenses	4,641	7,078	29,557	27,949	24,784	3,165
Cash operating expenses	4,752	7,183	30,019	28,175	25,002	3,173
Non-cash equity
compensation expense	1,520	2,417	6,492	8,783	8,371	412
Non-cash rent expense	57	73	267	238	238	-
Total operating expenses	$6,329	$9,673	$36,778	$37,196	$33,611	$3,585

(1)

Our combined results for the year ended December 31, 2007 represent the addition of the Predecessor Period from January 1, 2007 through February 13, 2007 and the Successor Period from February 14, 2007 to December 31, 2007.  This combination does not comply with GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

The following table summarizes our capital expenditures for the periods indicated (in thousands):

					SUCCESSOR	PREDECESSOR
	SUCCESSOR PERIOD			COMBINED(1)	PERIOD	PERIOD
	Quarter Ended Dec. 31,		Year Ended	Year Ended	Feb. 14, 2007 -	Jan. 1, 2007 -
	2008	2007	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2007	Feb. 13, 2007

New data acquisition	$20,138	$18,932	$81,356	$61,425	$53,459	$7,966
Cash purchases of
seismic data and
other	715	9,692	3,594	15,794	15,268	526
Non-monetary
exchanges	5,993	4,856	23,559	7,084	7,091	(7)
Other property and
equipment	291	322	1,201	791	731	60
Total capital
expenditures	27,137	33,802	109,710	85,094	76,549	8,545
Less:
Non-monetary exchanges	(5,993)	(4,856)	(23,559)	(7,084)	(7,091)	7
Cash underwriting	(8,639)	(12,181)	(41,511)	(41,302)	(35,215)	(6,087)
Net cash capital
expenditures	$12,505	$16,765	$44,640	$36,708	$34,243	$2,465

(1)

Our combined results for the year ended December 31, 2007 represent the addition of the Predecessor Period from January 1, 2007 through February 13, 2007 and the Successor Period from February 14, 2007 to December 31, 2007.  This combination does not comply with GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

The following table summarizes our estimated capital expenditures for the year ending December 31, 2009 (in thousands):

New data acquisition	$58,000
Non-monetary exchanges	20,000
Cash purchases and other property	2,000
Total capital expenditures	80,000
Less:
Non-monetary exchanges	(20,000)
Cash underwriting	(38,000)
Net cash capital expenditures	$22,000
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